Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 15, 2014 with respect to the consolidated financial statements of American Realty Capital New York City REIT, Inc. (a Maryland Corporation in the Development Stage) and subsidiary as of January 2, 2014 and for the period from December 19, 2013 (date of inception) to January 2, 2014 contained in the Registration Statement and Prospectus. We consent to the inclusion of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

April 21, 2014